Exhibit 10.2

CONSULTING AGREEMENT

This Consulting Agreement is made effective this day of June 9th 2014 by and between Kamrol Imperial Corp. (the "Consultant") located at 1274 Sundial Avenue, Suite 210, Belize City, Belize and Gawk Inc. ("Client") located at 5300 Melrose Avenue, Suite 42, Los Angeles, CA 90038.

WHEREAS, the Consultant is in the business of providing Corporate Development Services and general consulting services to public and privately-held corporations; and

WHEREAS, the Client desires to retain Consultant to provide services both through the Consultant's firm as well as employ third party firms with expertise in the areas of marketing, mergers and acquisitions, technology, strategic planning and other matters related to the Client's business.

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which is expressly acknowledged, Client and Consultant agree as follows:

1.             Engagement of Consultant to provide the following services

(a) To assist management in developing a practical and effective Strategic Marketing and Social Media Planning Program:

•	Provide Market analysis and consumer research to increase consumer reach.
•	Assist Client with strategizing and preparing the marketing of its products, based upon news of substantial significance to the targeted markets.
•	Develop marketing plan for social sharing, community-building, content distribution and social media management.
•	Set up or revamping of Facebook page using unique branding.
•	Facebook page management.
•	Secure url for page; daily posts.
•	Work with client to increase interaction.
•	Organic SEO through posting key words on trend.
•	SEO, Back-links, Banners, ADwords and Electronic media exposure to the targeted markets.
•	Setup or revamping of Blog & profile using unique branding.
•	Creative Blog ideas and reblogging of content.
•	Create call to action on blogs to drive traffic or revenue.
•	Dissemination of information to prospective clients.
•	Other promotional activities for consideration to be discussed with management of Client as required.

(b) To develop Company Brand

•	Brand Identity
•	Strategic Brand Position
•	Company/Brand Name
•	Brand Design
•	Create Logo Design
•	Create Business Identity Kit

(c) To assist management with the assessment of current Technology and develop a technology roadmap.

•	Evaluate Technology Platform
•	Develop Technology Roadmap
•	Develop Disaster Recovery/Redundancy System
•      Technical Review of Data Center Acquisition Candidates

(d) To provide merger and acquisition assistance

•      Develop merger and acquisition strategic plan
•      Identify potential merger and acquisition candidates
•      Provide due diligence on merger and acquisition candidates
•      Provide consulting services for structure and negotiations

(e) To provide management consulting services

•      Develop Company Business Plan
•      Proforma Analysis & Re-engineering
•      Develop Compensation Structure and Stock Option Plan for Approval
•      Organizational Change Management
•      Operational Improvement Services
•      Management Services as Required

2.	Compensation.

A. A retainer fee of Four Hundred Fifty Thousand (450,000.00).

3.
Term of Agreement, Extensions and Renewals. This Agreement shall have an initial term of Forty Five Days (the "Consulting Period"). Thereafter, the Consulting Period will automatically be extended on a 1 year basis for a mutually agreed upon fee, unless Consultant or Client shall serve written notice on the other party terminating the Agreement. Such notice shall be in writing and shall be delivered at least ten (10) days prior to the end of the Consulting Period or any subsequent extension period. In the event of termination pursuant to this paragraph, neither party shall have any further rights or obligations hereunder after the effective date of such termination, except that the obligation of Client to (1) make payments as provided for in this Agreement, and (2) to reimburse costs and expenses incurred by the Consultant under the terms of this Agreement shall continue until paid in full by Client.

4.
Due Diligence. Client shall supply and deliver to Consultant all information relating to its business as may be reasonably requested by Consultant to enable Consultant to make such investigation of Client and its business prospects, and Client shall make available to Consultant names, addresses, and telephone numbers as Consultant may need to verify or substantiate any such information provided.

5.
Best Efforts Basis. Consultant agrees that it will at all times faithfully and to the best of it's experience, ability, talents, perform all the duties that may be required of and from Consultant pursuant to the terms of this Agreement. Client specifically acknowledges and agrees, however, that the Marketing Services to be provided by Consultant shall be conducted on a "best efforts" basis and has not, cannot, and does not guarantee that Consultant's efforts will have any impact on Clients business or that any subsequent financial improvement will result of Consultant's efforts. Client understands and acknowledges that the success or failure of Consultant's efforts will be predicated on Client's management skills, assets and operating results along with its cooperation with Consultant's efforts.

6.
Client's Right to Approve Transactions. Client expressly retains the right to approve; in it's sole discretion, each and every transaction introduced by Consultant that involves Client as party to any agreement. Consultant and Client mutually agree that Consultant is not authorized to enter into agreements on behalf of Client.

7.
Client Under No Duty or Obligation to Accept or Close on any Transactions. It is mutually understood and agreed that Client is not obligated to accept or close any promotional proposal, acquisition or merger transaction submitted by Consultant.

8.
Place of Service. The Strategic Marketing and Planning Program services contemplated to be performed by Consultant, or its agents will be performed through Consultant offices or in the field where existing opportunities may be located, and such other places deemed appropriate by Consultant.

9.
Costs and Expenses. Consultant shall be entitled to reimbursement of all agreed upon third party and out-of-pocket expenses that Consultant may incur in performing Strategic Marketing and Planning Program services under this Agreement. Such reimbursement will be in addition to any fees otherwise earned by Consultant hereunder, and shall be paid by Client within ten (10) days of Consultant's delivery of its statement of costs.

10.	Work Stoppage or Early Termination. Notwithstanding anything to the contrary contained herein, the Client shall have the right to direct the work to be performed by Consultant under the terms of this Agreement. In addition, Client shall have the right at any time to direct Consultant to cease work or abandon its efforts on Client's behalf, and to refrain from commencing any new work or providing any further Strategic Marketing and Planning hereunder.

11.
Non-Exclusive Services. Client acknowledges that Consultant and its agents are currently providing services of the same or similar nature to other parties and Client agrees that Consultant is not prevented or barred from rendering services of the same nature or similar nature to any other individual or entity. Consultant understands and agrees that Client shall not be prevented or barred from retaining other persons or entities to provide services of the same or similar nature as those provided by Consultant.

12.
Potential Conflicts of Interest. During the time of this Agreement, Consultant may enter into Agreements, certain activities or employment, which will be in direct conflict with Client's interest and Consultant's obligations under this Agreement. The Client's sole remedy in the event of such conflict shall be termination of this Agreement and the immediate cancellation of the Consultant's stock options, if any. Consultant will advise Client of it's position with respect to any activity, employment, business arrangement or potential conflict of interest, at such time that it may arise, which may be relevant to this Agreement.

13.	Representations and Warranties of Client. Client hereby represents and warrants to Consultant that:

A.
Corporate Existence. Client is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada with corporate power to own property and carry on it's business as it is now being conducted and will be conducted in the future.

B.
Financial Statements. Client has or will cause to be delivered concurrently with the execution of this Agreement, copies of its most recent financial statements, not to be more than ninety (90) days old, together with related statements of Operations and Retained Earnings and Changes in Financial Position for the same period (the "Client Financials"). The Client Financials accurately set forth the financial condition of Client as of the dates of the Client Financials and all the financial statements described in this paragraph have been prepared in conformity with generally accepted accounting principals, applied on a consistent basis, and present fairly the financial position of Client as of their date. Client will immediately advise Consultant of any material change in Client's Company and potential inability to perform objectives in a business like manner.

C.
No Conflict. This Agreement has been duly executed by Client and said execution and performance of this Agreement will not violate, or result in a breach of, or constitute a default in any Agreement, instrument, judgment, decree or order to which Client is a party or to which Client is subject, nor will such execution and performance constitute a violation or conflict of any fiduciary duty to which Client is subject.

D.
Information.No representation or warranty contained herein, nor any statement in any document, certificate or schedule furnished or to be furnished pursuant to this agreement by Client, or in connection with the transaction contemplated hereby, contains or contained any untrue statement of material fact.

14.	Representation and Warranties of Consultant. Consultant hereby represents and warrants to Client that:

A.	Prior Experience. Consultant has extensive experience and enjoys relationships within the financial community.

B.
No Litigation. Consultant is not a defendant, nor a plaintiff against whom a counterclaim has been asserted, in any litigation, pending or threatened, nor has any material claim been made or asserted against Consultant, nor are there any proceedings threatened or pending before any U.S. or other territorial, federal, state or municipal government, or any department, board, body or agency thereof, involving as of the date hereof, that may entitle a successful litigant to a claim against any of Consultant's assets.

C.
Information. No representation or warranty contained herein„ nor any statement in any document, certificate or schedule furnished or to be furnished pursuant to this agreement by Consultant, or in connection with the transaction contemplated hereby, contains or contained any untrue statement of material fact.

D.
Inside Information - Securities Laws Violations. In the course of the performance of Consultant's duties, Consultant may become aware of information which is considered "inside information" within the meaning of the Federal Securities Laws, Rules and Regulations. Consultant acknowledges that it's use, or the use of such information to purchase or sell securities of Client, or it's affiliates, or to inform any other party with a view to buy, sell, or otherwise deal in Client's security is prohibited by law.

E.
Agreement Does Not Contemplate Corrupt Practice - Domestic or Foreign. All payments under this Agreement constitute compensation for services performed and this Agreement and all payments, and the use of payments by Consultant, do and shall not constitute an offer, payment or promise or authorization of payment of any money or gift to an official or political party of, or candidate for political office in any jurisdiction within or outside of the United States. These payments may not be used to influence any act or decision of an official, party, or candidate to use his/her/it's influence with a government to assist Client in obtaining, retaining, or directing business to Client or any person or their corporate entity. As used in this Paragraph, the term "official" means any officer or employee of a government, or any person acting in an official capacity for or on behalf of any government; the term "government" any department, agency, or instrumentality of a government.

F.	Subsequent Events. Consultant will notify Client if, subsequent to the date hereof, Consultant incurs obligations, which could compromise its efforts and obligations under this Agreement.

15.	Information Regarding Client. Consultant represents and warrants that it has received copies of Client's financial statements and other disclosure documents ("Disclosure Documents") Consultant represents that it has read the Disclosure Documents and has reviewed all such information with its legal, financial and investment advisors to the extent it deemed such review necessary or appropriate. Because of Clients financial condition and other factors, the receipt of the Fee Shares as partial compensation under this Agreement involves a high degree of risk, including, the risk that Consultant may loose it's entire investment. Consultant expressly acknowledges and accepts this risk.

16.
Consultant Not an Agent or Employee. Consultant's obligations under this Agreement consist solely of the services described herein. In no event shall Consultant be considered to act as the employee or agent of Client or otherwise represent or bind Client. For the purposes of this Agreement Consultant is an independent contractor. All final decisions with respects to acts of Clients or its affiliates, whether or not made pursuant to or in reliance on information or advice furnished by Consultant hereunder, shall be those of Client or such affiliates and Consultant shall under no circumstances be liable for any expense incurred or loss suffered by Client as a consequence of such action or decisions.

17.	Miscellaneous.

A.	Authority. The execution and performance of this Agreement have been duly authorized by all requisite corporate action. This Agreement constitutes a valid and binding obligation of the parties hereto.

B.	Amendment. This Agreement may be amended or modified at any time or in any matter only by an instrument in writing executed by the parties hereto.
C.
Waiver. All the rights and remedies of either party under this Agreement are cumulative and not exclusive of any other rights and remedies provided by law. No delay or failure on the part of either party in the exercise of any right or remedy arising from a breach of this Agreement shall operate as a waiver of any subsequent right or remedy arising from a subsequent breach of this Agreement. The consent of any party where required hereunder to any act of occurrence shall not be deemed to be a consent to any other act of occurrence.

D.
Assignment. Neither this entire Agreement nor any right created by the Agreement shall be assignable by either party without the prior written consent of the other. Nothing in this Agreement, expressed or implied, is intended to confer upon any person other than the parties and their successors, any right or remedies under this Agreement.

E.
Notices. Any other communication required or permitted by this Agreement must be in writing and shall be deemed to be properly given when delivered in person to an officer of the other party, or transmittal by certified registered mail, postage prepaid, or when deposited by a public telegraph company for transmittal, charges prepared, provided that the communication is addressed as follows:

   GAWK Inc.
   5300 Melrose Avenue
   Suite 42
   Los Angeles, CA 90038

   Kamrol Imperial Corp.
   1274 Sundial Avenue
   Suite 210
   Belize City, Belize

F.	Headings and Captions. The headings of Paragraphs are included solely for convenience. If a conflict exists between any heading and the text of this Agreement, the text shall control.

G.
Entire Agreement. This instrument and the exhibits to this instrument contain the entire Agreement between the parties with respect to the transaction contemplated by the Agreement. It may be executed in any number of counterparts but the aggregate of the counterparts together constitutes only one and the same instrument.

H.
Partial Effect or Invalidity. In the event that any one or more of the provisions contained in Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not effect any other provisions of this Agreement, but this Agreement shall be construed as if it never contained such invalid, illegal, or unenforceable provisions.

I.
Controlling Law. The validity, interpretation, and performance of this Agreement shall be controlled by and construed under the laws of the State of Nevada, the state in which this Agreement is being executed.

J.
Attorney's Fees. If any action at law or in equity, including an action for declamatory relief, is brought to enforce or interpret the provisions of this Agreement, the prevailing party shall be entitled to recover actual attorney's fees from the other party. The attorney's fees may be ordered by the court in the trial of any action described in this paragraph or may be enforced in a separate action in order to determine attorney's fees.

K.	Time is of the Essence. Time is of the essence of this Agreement and of each and every provision hereof.

L.
Mutual Cooperation. The parties hereto shall cooperate with each other to achieve the purpose of this Agreement, and shall execute such other and further documents and take such other and further actions as may be necessary or convenient to effect the transactions described herein.

M.
Further Actions. At any time and from time to time, each party agrees, at it's or their expense, to take actions and to execute and deliver documents as may be reasonably necessary to effectuate the purposes of this Agreement.

N.
Indemnification. Client and Consultant agree to indemnify, defend and to hold each other harmless from and against all demands, claims actions, losses, damages, liabilities, costs and expenses, including without limitations, interest, penalties and attorney's fees and expenses asserted against or imposed or incurred by either party by reason of or resulting from a breach of any representation, warranty, covenant, condition or agreement of the other party to this Agreement.

O.
Facsimile Counterparts. If a party signs this Agreement and transmits an electronic facsimile or email of the signature page of the other party, the party who receives the transmission may rely upon the electronic facsimile or email as a signed original of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date hereinabove written.

For Consultant:		For Client:

By:		By:
	Consultant		President